Exhibit 23.4
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Nuance Communications, Inc. of our report on Voice Signal Technologies, Inc. as of December 31, 2006 and 2005 and for each of the three years in the three-year period ended December 31, 2006, dated May 11, 2007, which is included in the Current Report on Form 8-K of Nuance Communications, Inc. dated August 30, 2007. We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ VITALE, CATURANO & COMPANY, Ltd.
Boston, Massachusetts
November 27, 2007